Exhibit 99.1

Dear Colleagues –

Last Monday a former employee of Legacy Research, Jon “William” Mikula, was charged by federal prosecutors with conspiracy to commit securities fraud.

According to the charges, from December 2019 through August 2021, Mikula was surreptitiously receiving large payments for recommending low-quality stocks to subscribers of Palm Beach Venture, while claiming falsely that his work was independent.

This fraudulent scheme was first exposed in the fall of 2022, when the SEC brought civil charges against Mikula. By that time, Mikula had already been fired from Legacy Research after an employee raised concerns with senior management. Legacy learned that Mikula had a history of multiple SEC judgements, and he was promptly fired.

Following the SEC’s charges against Mikula, the company learned that Teeka Tiwari had a consulting agreement with DeFi Technologies Inc, a company owned in part by a Canadian merchant bank, which was also involved in Mikula’s activities. Whether Tiwari knew of Mikula’s fraudulent actions or not, it was a violation of Tiwari’s contract and of company policy for him to receive compensation from anyone that owned shares in companies Tiwari was recommending to Legacy Research’s subscribers – something that happened on four occasions.

Unfortunately, even after learning of Tiwari’s violations, Legacy Research’s senior managers neither terminated him nor took any steps to alert Legacy’s subscribers about this very serious breach of our company’s most important ethical standard.

As I explained in my first letter as Chairman last November:

“While our products and our analysts differ, what our company really sells across all our different brands is trust. When our customers subscribe (and even more importantly, when they renew), they are putting their trust in us. The best way to earn our customers’ trust is to deserve it… We won’t publish investment research that we don’t believe is useful and reliable.”

Our most important rule, our “prime directive,” is to never allow even the appearance that our work isn’t completely independent. We cannot ever engage in stock promotion – being paid to recommend a security.

Based on the charges in the SEC’s complaint and indictment, Mikula broke our most important ethic. Tiwari did the same, when he engaged in his consulting arrangement that violated the company’s policies prohibiting conflicts of interest. Legacy Research’s reputation has been irrevocably damaged by these violations of company policy and by the utter failure of Legacy’s managers to appropriately address these violations.

Again, our “prime directive”: the one thing we cannot ever do is publish any investment advice that is not genuine, thorough, and strictly independent. Thus, anyone who knows about a serious situation like this –

involving potential conflicts of interest or fraud – and does not immediately report the situation to their manager, to our legal department (Scott Forney), to the audit committee (www.whistleblowerservices.com/mktw or (833) 731-1883) or to me personally is failing their obligation to the company and its subscribers.

There is no employee who is above this standard – not even our longest serving partners. Likewise, there is no employee, no matter how minor their role, that does not share this duty.

These actions threaten everything we have built at MarketWise for the last 25 years.

Therefore, we have decided to wind down operations at Legacy Research and dismiss anyone who in any way enabled the serious misconduct that occurred. Legacy Research bonus payments have been delayed as a result, as we must investigate these events more thoroughly and determine who was involved in these failures of company policy. This is our devastating reality. We cannot tolerate the actions of those who would seek to enrich themselves through fraud and at the expense of our subscribers.

Meanwhile, we are going to make every effort to serve our customers by offering Legacy’s subscribers similar, high-quality products published by other MarketWise affiliates.
For now, I hope you will all continue to come to work and do your best to help us make these transitions and continue to serve our subscribers.

For Legacy Research employees who continue to serve us faithfully, every effort will be made to continue your employment by placing you in a similar position with another affiliate. And your bonuses will be paid as soon as possible.

These transitions will commence immediately under the collective interim leadership of myself, Brian Hunt, Keith Kaplan and Brett Aitken, who will guide you through these changes. Your managers will give you more information as we work out exactly who is going where, etc. If there is no place for you at another affiliate, you’ll be given severance pay consistent with the company’s policies.

We understand that 99.9% of you are not at fault for these transgressions. You have our friendship and our sympathy. This should never happen at any company affiliated with MarketWise. And I will do everything I can to make sure it never happens again.

With respect,

Porter Stansberry
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